Exhibit 99.1
                              Fiscal Quarter Ended
                                 March 11, 2005

Mass Megawatts Wind Power, Inc. (OTC bulletin Board: MMGW) reports third quarter results for the period ending January 31, 2005.


SHREWSBURY, MA., March 11, 2005 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc. reports a net loss of three cents per share or $87,403 in the third fiscal quarter ending January 31,2005. In the same quarter of the previous year, there was a net loss of 13 cents per share or $382,849.

In 2004, the company completed the construction of a wind power plant project near Springfield, Massachusetts.

Since the beginning of the third quarter or November 1,2004, patents related to technology used by Mass Megawatts were granted in several countries. The inventor of the patents being granted is also the founder and President of the Mass Megawatts. Patents were granted in the United States, Russian Federation, Australia, Armenia, Azerbaijan, Belarus, Kazakstan, Kyrgyzstan, Republic of Moldova, Tajikistan, and Turkmenistan.

For more information, the web site is www.massmegawatts.com and the company can be reached at the phone number of (508) 751-5432.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com


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